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Pricing Supplement dated April 27, 2005 	                 Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and	                    File No. 333-113680
Prospectus Supplement dated April 2, 2004)

	              TOYOTA MOTOR CREDIT CORPORATION

	          Medium-Term Note, Series B - Fixed Rate

________________________________________________________________________________


Principal Amount:  $100,000,000		    Trade Date: April 27, 2005
Issue Price: 100%			    Original Issue Date: May 2, 2005
Interest Rate: 3.854% per annum		    Net Proceeds to Issuer:  $99,970,000
Interest Payment Dates: Each May 2 	    Principal's Discount or
  and November 2, commencing 	                 Commission:  0.03%
  November 2, 2005
Stated Maturity Date: November 2, 2006


________________________________________________________________________________




Day Count Convention:
   [X]  30/360 for the period from May 2, 2005 to November 2, 2006
   [ ]  Actual/365 for the period from   	        to
   [ ]  Other (see attached)                       to

Redemption:
   [X]	The Notes cannot be redeemed prior to the Stated Maturity Date.
   [ ]	The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date:
        Initial Redemption Percentage:
        Annual Redemption Percentage Reduction:

Repayment:
   [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
   [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %

Currency:
        Specified Currency:  U.S. dollars
            (If other than U.S. dollars, see attached)
        Minimum Denominations:
            (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
        Total Amount of OID:
        Yield to Maturity:
        Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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	                 ___________________________

                        Citigroup Global Markets Inc.


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                        ADDITIONAL TERMS OF THE NOTES


Plan of Distribution

            Under the terms of and subject to the conditions of a terms agreement under a Distribution Agreement dated April 2, 2004 between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. ("Citigroup"), Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated (the "Agreement"), Citigroup, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.97% of their principal amount. Citigroup may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.

              Under the terms and conditions of the Agreement, Citigroup is committed to take and pay for all of the Notes offered hereby if any are taken.